Exhibit 10.19

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

This First Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of June 20, 2013, by and between SQUARE 1 BANK (“Bank”) and AUSPEX PHARMACEUTICALS, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of January 9, 2013, as amended from time to time (the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1. Section 2.1(b)(ii) of the Agreement hereby is amended and restated in its entirety and replaced with the following:

“(ii) Interest shall accrue from the date of each Term Loan at the rate specified in Section 2.3(a), and prior to the Availability End Date shall be payable monthly beginning on the first day of each month following the funding of each Term Loan and continuing on the same day of each month thereafter. Any Term Loans that are outstanding on the Availability End Date shall be payable in 18 equal monthly installments of principal, plus all accrued interest, beginning on November 9, 2014 and continuing on the same day of each month thereafter through the Term Loan Maturity Date, at which time all amounts due in connection with the Term Loans and any other amounts due under this Agreement shall be immediately due and payable. The Term Loans once repaid may not be reborrowed. Borrower may prepay the Term Loans and terminate the Agreement at any time without penalty or premium.”

2. Section 2.3(a) of the Agreement hereby is amended and restated in its entirety and replaced with the following:

“(a) Interest Rate for Term Loans. Except as set forth in Section 2.3(b), the Term Loans shall bear interest, on the outstanding daily balance thereof, at a variable annual rate equal to 2.00% above the Prime Rate then in effect.”

3. Section 6.7 of the Agreement hereby is amended and restated in its entirety and replaced with the following:

“6.7 Milestone Covenant.

(a) At all times prior to Borrower’s receipt of Positive Phase III Data, before Borrower’s unrestricted Cash at Bank falls below 50% of all outstanding Indebtedness owing from Borrower to Bank, (i) Borrower’s investors shall provide evidence reasonably satisfactory to Bank that Phase III Is On Track, and (ii) Borrower must deliver to Bank one of the following: (1) confirmation from Borrower’s inside investors of a forthcoming round of Subordinated Debt, (2) a Letter of Intent for a strategic investment, or (3) a term sheet for New Equity, each (x) in an amount to provide Borrower with adequate cash to continue operations through the analysis of Phase III data to determine whether the Primary Endpoint has been met and (y) of which must close within 60 days.

(b) At all times after Borrower’s receipt of Positive Phase III Data, before Borrower’s unrestricted Cash at Bank falls below 25% of all outstanding indebtedness owing from Borrower to Bank, Borrower must deliver to Bank one of the following: (1) confirmation from Borrower’s inside investors of a forthcoming round of Subordinated Debt in an amount reasonably acceptable to Bank, (2) a Letter of Intent for a strategic investment in an amount reasonably acceptable to Bank, or (3) a term sheet for New Equity in an amount reasonably acceptable to Bank, each of which must close within 30 days.”

4. The following defined terms in Exhibit A of the Agreement hereby are amended or restated as follows:

“Availability End Date” means November 1, 2014.

“Availability Start Date” means the date Borrower provides evidence of the closing of at least $10,500,000 of net cash proceeds from the sale of Borrower’s equity securities to investors on terms and conditions and under all closings as set forth in that certain Series D Preferred Stock Purchase Agreement dated October 31, 2012, by and among Borrower and the Purchasers set forth on Exhibit A thereto (the “New Equity”).

“Phase III” means the phase III clinical trial of Borrower’s SD-809 product.

“Phase III Is On Track” means the C-15 Phase III trial has not been discontinued for safety or efficacy reasons.

“Positive Phase III Data” means meeting the Primary Endpoint in accordance with the Phase III plan.

“Positive Switch Data” means in a trial from the Open Label Switch portion of the ARC-HD trial (also known as Trial C-16) if a majority of the subjects completing the switch study are scored as a success (with a change in chorea score from baseline of less than 3 points) after 4 weeks of treatment with Borrower’s SD-809 product.

“Primary Endpoint” means a change in Total Maximal Chorea Score (TMC) from Baseline (defined for each subject as the average of values from the Screening and Day 0 visits) to maintenance therapy (defined for each subject as the average of values from the Week 9 and Week 12 visits).

“Term Loan Amount” means $5,000,000 at all times after the Availability Start Date; provided, that, if Borrower provides evidence reasonably satisfactory to Bank that it has received either Positive Phase III Data or Positive Switch Data, then such amount shall be increased to $6,000,000.

“Term Loan Maturity Date” means April 9, 2016.

5. No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.

6. Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

7. Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct in all material respects as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

8. As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Amendment, duly executed by Borrower;

CORPORATE RESOLUTION

The undersigned duly elected and qualified Secretary of AUSPEX PHARMACEUTICALS, INC. (the “Company”) does hereby certify that the following is a true and correct copy of certain resolutions adopted at a meeting of the Company’s Board of Directors held on June 20, 2013 in accordance with applicable law and the Company’s bylaws, and that such resolutions are now unmodified and in full force and effect:

BE IT RESOLVED, that:

1)	Any one (1) of the following, duly elected officers of the Company (each, an “Authorized Officer”) whose genuine original signature appears next to his or her name is authorized to act for, on behalf of, and in the name of the Company in connection with the resolutions below:

Title	Name	Authorized Signature

President and COO	Andreas Sommer	/s/ Andreas Sommer

Executive Chairman	Pratik Shah	/s/ Pratik Shah

2)	Any Authorized Officer may:

(a) Borrow money from time to time from Square 1 Bank (the “Bank”), and may negotiate and procure loans, letters of credit, foreign exchange contracts and other financial accommodations from Bank, including without limitation, that certain Loan and Security Agreement dated as of January 9, 2013, and also to execute and deliver to Bank one or more renewals, extensions, or modifications thereof;

(b) Give security for any liabilities of the Company to Bank by grant, security interest, assignment, lien, deed of trust or mortgage upon any real or personal property, tangible or intangible of the Company;

(c) Purchase, sell, exchange, assign, endorse for transfer and/or deliver certificates and/or instruments representing stocks, bonds, evidences of Indebtedness or other securities owned by the Company, whether or not registered in the name of the Company;

(d) Discount with the Bank, commercial or other business paper belonging to the Company made or drawn by or upon third parties, without limit as to amount;

(e) Authorize and direct the Bank to pay the proceeds of any such loans or discounts as directed by the persons so authorized to sign;

(f) Issue a warrant or warrants to purchase the Company’s capital stock.

(g) Execute and deliver in form and content as may be required by the Bank any and all notes, evidences of indebtedness, applications for letters of credit, guaranties, subordination agreements, loan and security agreements, financing statements, assignments, liens, deeds of trust, mortgages, trust receipts and other agreements, instruments or documents to carry out the purposes of these resolutions, any or all of which may relate to all or to substantially all of the Company’s property and assets;

3)	The Authorized Officers may designate additional or alternate individuals as being authorized to request loan advances, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as he or she may in his or her discretion deem reasonably necessary or proper in order to carry the effect the provisions of these resolutions.

4)	Any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, and the authority conferred herein may be exercised singly by any such officer, and these resolutions shall continue in full force and effect until written notice of modification or revocation is received and accepted by Bank (such notice to have no effect on any action previously taken by the Bank in reliance on these resolutions). Bank may rely upon any form of notice, which it in good faith believes to be genuine or what it purports to be.

5)	The resolutions are in full force and effect as of the date of this Certificate and are intended to replace, as of this date, any resolutions previously given by the Company to Bank in connection with the matters described herein; these resolutions and any borrowings or financial accommodations under these resolutions have been properly noted in the corporate books and records, and have not been rescinded, revoked or modified; neither the foregoing resolutions nor any actions to be taken pursuant to them are or will be in contravention of any provision of the articles of incorporation or bylaws of the Company or of any agreement, indenture or other instrument to which the Company is a party or by which it is bound; and to the extent the articles of incorporation or bylaws of the Company or any agreement, indenture or other instrument to which the Company is a party or by which it is bound require the vote or consent of shareholders of the Company to authorize any act, matter or thing described in the foregoing resolutions, such vote or consent has been obtained.

In Witness Whereof, I have affixed my name as Secretary and have caused the corporate seal (where available) of said Company to be affixed on June 20, 2013.

/s/ Andreas Sommer
Secretary*

*	If the certifying officer is designated as the only signer in these resolutions then another corporate officer must also sign.

SQUARE 1 BANK
AUTOMATIC DEBIT AUTHORIZATION
Member FDIC

To: Square 1 Bank

Re: Loan #

You are hereby authorized and instructed to charge account No. in the name of AUSPEX PHARMACEUTICALS, INC.

for principal, interest and other payments due on above referenced loan as set forth below and credit the loan referenced above.

☒ Debit each interest payment as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

☒ Debit each principal payment as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

☒ Debit each payment for Bank Expenses as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

This Authorization is to remain in full force and effect until revoked in writing.

Borrower Signature	Date

/s/ Andreas Sommer	June 20, 2013

/s/ Pratik Shah	June 20, 2013